Exhibit 10.15

CANOO HOLDINGS LTD.

19951 Mariner Avenue

Torrance, CA 90503

November 25, 2020

Anthony Aquila

2126 Hamilton Drive

Suite 260

Argyle, Texas, 76226

Re: Executive Chairman Agreement

Dear Tony:

On behalf of Canoo Holdings, Ltd. (the “Company”), we would like to formally confirm our offer to you to serve as Executive Chairman (“Executive Chairman”) of the Board of Directors of the Company (the “Board”). We are very excited about this opportunity and the value that you can bring to the Company in this role. This letter agreement (this “Agreement”) sets forth the terms and conditions of your appointment as Executive Chairman of the Board.

1.	Term: The term of this Agreement (the “Term”) and your services as Executive Chairman of the Board will commence on the first date that both of the following have occurred: (i) you are duly appointed as a member of the Board; and (ii) the transactions described in the Merger Agreement, dated as of August 17, 2020, as may be amended from time to time, by and among Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”), HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands, HCAC IV Second Merger Sub, LLC, a Delaware limited liability company, and the Company (the “Merger”) have been consummated, and will continue until the Termination Date. The “Termination Date” means the earliest of (a) your voluntary resignation from the Board upon at least thirty (30) days of advanced written notice to the Board, (b) your failure to be re-elected to the Board by Company shareholders at the Company’s third annual general meeting following consummation of the Merger, (c) a vote of no-confidence by a majority of the Board, and (d) December 31, 2023.

2.	Duties: During the Term, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of an Executive Chairman of a company the size and nature of the Company. Without limiting the foregoing, you will be responsible for: (a) providing entrepreneurial leadership to the Company’s senior executives; (b) leading the development and execution of the Company’s long-term strategy and product and business roadmap to be developed by you, the Company’s senior executive team and the Board (the “Product and Business Roadmap”), including, without limitation, product development and innovation, acquisitions, dispositions and other strategic partnerships and initiatives; (c) capital raising to support the Product Roadmap; (d) mentoring senior management; (e) building and developing relationships with important external stakeholders, including, without limitation, oversight of investors relations, public relations and media strategy; and (f) reviewing the performance of management in meeting the Product Roadmap and other annual and long-term goals and objectives. You will also have the authority typically associated with the most senior executive of the Company, with authority over the senior management team of the Company, including, without limitation, all hiring and other personnel decisions. You will have exclusive control over the manner and means of your performance of your duties, including the choice of place and time of your performance.

Anthony Aquila

November 25, 2020

3.	Location: The Company will promptly establish the Office of the Chairman in the Dallas, Texas metropolitan area, which will serve as your primary work location during the Term (the “Dallas Center”). The Company will ensure that the Dallas Center is sufficiently staffed with personnel, designated by you in accordance with the Company’s general employment terms, to support you in your capacity as Executive Chairman. The Company also understands that you may work from your Jackson Hole, Wyoming residence. The Company will pay and be responsible for office rent, personnel costs and benefits for the staff associated with the Dallas Center; other expenses and costs shall be reimbursable provided they are reasonable and necessary and qualify as business expenses in accordance with Canoo Inc.’s business expense reimbursement policy. The Executive Chairman will supervise the Dallas Center and its staff. All such payment and reimbursements for expenses shall be approved by the Board.

4.	Compensation Generally: Except with respect to the vesting commencement dates for the Equity Awards set forth below, each of which shall be as set forth in Exhibit A hereto, effective upon the date of signing of this Agreement, but retroactive to August 17, 2020, the Company will provide you the following payments and benefits:

a)	Annual Fee. During the Term, the Company will pay you an annual fee of $500,000 (“Fee”), payable in advance in equal quarterly installments (with payment for any pro-rated quarter made with the payment for the following quarter), with such payment to occur no later than 30 days following the commencement of the applicable calendar quarter.

b)	Private Company Equity Award. Contingent upon the approval of the Board, you will be granted incentive equity compensation pursuant to the terms of the Company’s 2018 Share Option and Grant Plan (the “Private Company EIP”) covering approximately 1,619,816 ordinary shares of the Company (“Ordinary Shares”) (the final number of Ordinary Shares will be an amount equal to 2,000,000 Shares (as defined below) following the effective date of the Merger), the material terms of which are set forth on Exhibit A hereto (the “Private Company Equity Award”).

c)	Public Company Equity Award. As soon as practicable following the commencement of the Term and contingent upon (i) the approval of the Board and the effectiveness of a Form S-8 Registration Statement that registers the shares of common stock of the new public parent company to be granted under the new public parent company 2020 Equity Incentive Plan (the “Public Company EIP”) and (ii) your eligibility to receive a grant pursuant to the terms of the Public Company EIP as of the date of grant, you will be granted incentive equity awards covering 1,000,000 shares of common stock of Canoo Inc. (each, a “Share”), pursuant to the standard forms of award agreement thereunder, the material terms of which are set forth on Exhibit A hereto (the “Public Company Equity Award” and collectively with the Private Company Equity Award, the “Equity Awards”).

d)	The Annual Fee as well as the Equity Awards are subject to reasonable adjustment by the Board in case the scope of your duties is reduced by Board resolution.

e)	Benefits and Perquisites. During the Term, you will be entitled to any other benefits and perquisites generally available to members of the Board.

Anthony Aquila

November 25, 2020

f)	Business Expenses. The Company will reimburse you for reasonable and customary business expenses, including travel expenses, in accordance with Canoo Inc.’s business expense reimbursement policy (and upon completion of the Merger, the then applicable policy). All such expenses to be approved by the Board. In addition, the Company will reimburse you for

(i)	air travel expenses for either, at the option of Company, (x) first class airfare or (y) the lower of (1) a base rate of $8,000 per hour, excluding fees and expenses (e.g. landing, ramp, segment, crew, government and other fees and taxes) and (2) a fully-loaded rate of $10,000 per hour, excluding such incidental fees and expenses, in each case, for the business use of your private jet, subject to appropriate adjustments for increased costs;

(ii)	executive housing in Los Angeles, California, with any expense reimbursement taxable to you made on a fully grossed up basis; and

(iii)	all expenses as indicated under Section 3 above incurred in connection with the Dallas Center (and other locations approved by the Board). Such payments shall be made on a monthly basis.

g)	Directors and Officers Insurance. You will be indemnified to the greatest extent provided to any director or officer of the Company and you will be covered under the Company’s directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term. Notwithstanding anything in this Agreement or in the Company’s governing documents to the contrary, but subject to applicable law, you will have no liabilities to the Company, its subsidiaries or its affiliates for any acts or omissions taken by you, unless determined by a court of competent jurisdiction in a final, non-appealable judgment or order that any such claim is solely the result of your gross negligence or willful misconduct (an “Excluded Claim”). The Company will, to the extent legally permissible, indemnify, defend and hold you harmless from and against any and all claims, investigations, demands, or proceedings (a “Proceeding”) arising from or related in any manner, except for any Proceeding arising in whole or in part from your negligence or willful misconduct, to the activities and duties contemplated by this Agreement or your service as Executive Chairman and, subject to a customary undertaking to repay such expenses if you are ultimately determined not be entitled to indemnity, will advance upon demand all defense costs and expenses relating to any Proceeding. The provisions of this Section 4(e) are not exclusive so that you will additionally be eligible for indemnity, contribution and advancement of expenses in accordance with the terms of any other arrangement with the Company or its affiliates.

5.	Code Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements (including tax reimbursements) or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

Anthony Aquila

November 25, 2020

6.	Confidentiality Agreement. You will be expected to sign and comply with the Company’s standard form of nondisclosure agreement for non-employee service providers.

7.	Independent Contractor Relationship.

a)	Independent Contractor. Your relation to the Company under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between you and the Company. You agree that you will take no position with respect to, or on any tax return or application for benefits, or in any proceeding directly or indirectly involving the Company, that is inconsistent with your being an independent contractor (and not an employee) of the Company. Without limiting the generality of the foregoing , the subsequent provisions of this Section 7 shall apply to you in connection with your independent contractor relationship with the Company.

b)	Benefits and Contributions. You are not entitled to or eligible for any benefits that the Company may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. Because you are an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf. If, the foregoing notwithstanding, you are reclassified as an employee of the Company, or any affiliate of the Company, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state agency as the result of any administrative or judicial proceeding, you agree that you will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by the Company.

c)	Taxes. You are solely responsible for filing all tax returns and submitting all payments as required by any federal, state, or local tax authority arising from the payments and benefits to you under this Agreement, and agree to do so in a timely manner. If applicable, the Company will report the payments and benefits paid or provided to you under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law. You hereby agree to defend, indemnify and hold the Company harmless from and against all claims, damages, losses and expenses, penalties, including reasonable fees and expenses of attorneys and other professionals and other costs of litigation, incurred by the Company related to or arising out of your failure to comply with your tax filing obligations in connection with receipt of the payments and benefits under this Agreement..

d)	Compliance with Laws. You will comply with all applicable federal, state, or local laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions.

Anthony Aquila

November 25, 2020

8.	Entire Agreement: This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, including any terms sheets, whether oral or written, between you and the Company or any predecessor entities.

9.	Governing Law: The provisions of this Agreement will be governed by and construed in accordance with the laws of the state of Texas (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER. The Company will reimburse all costs or expenses (including, without limitation, reasonable attorneys’ fees) you incur in connection with any dispute with the Company regarding this Agreement or your service as Executive Chairman that is not subject to advancement under Section 4(e) or otherwise if you substantially prevail on any issue related to such dispute.

10.	Counterparts; Signature Transmission: This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures transmitted by facsimile or electronic mail will be binding as evidence of each party’s agreement to be bound by the terms of this Agreement.

11.	Third Party Beneficiaries; Assignment: This Agreement will be binding upon you and the Company and will inure to the benefit of you and the Company, and, in each case, the parties’ respective heirs, personal and legal representatives, successors and permitted assigns. You may not assign your rights and obligations under this Agreement, and any such assignment will be null and void.

12.	Severability: The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof will not affect the validity or enforceability of the other provisions of this Agreement.

13.	Notices: For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

At the address (or to the email address) shown in the books and records of the Company

If to the Company:

Board of Directors

Canoo Holdings Ltd.

19951 Mariner Avenue

Torrance, CA 90503

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

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Anthony Aquila

November 25, 2020

If you decide to accept the terms of this Agreement, and I hope you will, please signify your acceptance by signing and dating the enclosed copy of this Agreement. Should you have anything that you wish to discuss, please do not hesitate to contact us. This Agreement will be effective immediately upon the full execution of this Agreement by the parties below.

Very truly yours,

CANOO HOLDINGS LTD.

By:	/s/ Foster Chiang
Name:	Foster Chiang
Title:	Director

Acknowledgement

By signing this Agreement, I hereby represent and warrant that I have had the opportunity to seek the advice of independent legal counsel or other advice as I deem appropriate before signing and have done so. I sign this Agreement voluntarily. I have read, understand and voluntarily agree to perform the services on the terms and conditions set out above.

ANTHONY AQUILA

/s/ Anthony Aquila

DATED:	November 25, 2020

EXHIBIT A

Terms of Equity Award

●	Award Type:

Private Company Equity Award (1,619,816): Approximately 809,908 Ordinary Shares (50% of the Private Company Equity Award) granted in the form of performance-based restricted stock units (“Private Company PSUs”) and 809,908 Ordinary Shares (50% of the Private Company Equity Award) granted in the form of time-based restricted stock units (“Private Company RSUs” and collectively with the Private Company PSUs, the “Private Company Awards”). The Company will settle the Private Company PSUs and RSUs no later than March 15th of the year following the year of vesting.

Public Company Equity Award (1,000,000): 500,000 Shares (50% of the Public Company Equity Award) granted in the form of PSUs (“Public Company PSUs”), and 500,000 Shares (50% of the Public Company Equity Award) granted in the form of time-based restricted stock units (“Public Company RSUs”) and collectively with the Public Company PSUs, the “Public Company Awards”). The Company will settle the Public Company PSUs and RSUs no later than March 15th of the year following the year of vesting.

●	Vesting:

Private Company Equity Awards

Private Company PSUs: 25% of the Private Company PSUs will vest on the first anniversary of October 19, 2020 (the “Private Vesting Commencement Date”), and the remaining 75% will vest on the third anniversary of the Private Vesting Commencement Date based on performance achievement at each vesting date. Performance will be based on the goals set forth in the Product and Business Roadmap. The terms of the Private Company PSUs will provide for the delivery of an additional 100% of the target number of shares subject to the Private Company PSUs for exceeding such goals and a discount of 50% of the target number of shares subject to the Private Company PSUs for failing to achieve such goals, as well as a threshold level of performance, below which 0% of the Private Company PSUs will vest.

Private Company RSUs: One-third of the Private Company RSUs will vest on each of the first through third anniversaries of the Private Vesting Commencement Date.

Public Company Equity Awards

Public Company PSUs: 25% of the Public Company PSUs will vest on the first anniversary of the commencement of the Term (the “Start Date”), and the remaining 75% will vest on the third anniversary of the Start Date based on achievement at each vesting date. Performance will be based on the goals set forth in the Product and Business Roadmap. The terms of the Public Company PSUs will provide for the delivery of an additional 100% of the target number of shares subject to the Public Company PSUs for exceeding such goals and a discount of 50% of the target number of shares subject to the Public Company PSUs for failing to achieve such goals, as well as a threshold level of performance, below which 0% of the Public Company PSUs will vest.

Public Company RSUs: One-third of the Public Company RSUs will vest on each of the first through third anniversaries of the Start Date.

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●	Sale Event/Corporate Transaction:

Private Company Awards In the event of a Sale Event (as defined in the Private Company Equity Plan), the Private Company Awards may be assumed, continued, or substituted for a similar award by the acquiring corporation (or a parent). If any Private Company Award is not assumed, continued, or substituted in connection with a Sale Event, it will accelerate and fully vest contingent upon said Sale Event, with the Private Company PSUs vesting based on target performance.

Public Company Awards In the event of a Corporate Transaction, the default provisions of the Public Company EIP will apply. Namely, the Public Company Awards may be assumed, continued, or substituted for a similar award by the acquiring corporation (or a parent). If any Public Company Award is not assumed, continued, or substituted in connection with a Corporate Transaction, it will accelerate and fully vest contingent upon said Corporate Transaction, with the Public Company PSUs vesting based on target performance. This summary is subject to the actual terms of the Public Company EIP.

●	Termination: For all Equity Awards, in the event that you are terminated by the Company without Cause, you resign for “Good Reason,” or your service terminates due to your death or Disability (each, a “Qualifying Termination”), (a) the PSUs will remain outstanding and eligible to vest at the end of the applicable performance period based on actual performance achievement, and (b) the unvested RSUs that would have vested had service continued through the end of the fiscal year in which the termination occurred will accelerate and vest as of the date of such Qualifying Termination. Upon any other termination of service, all unvested Awards shall be forfeited and you shall have no further rights with respect thereto.

“Good Reason” shall mean (unless you expressly agreed to such event in a signed writing): (1) a reduction in your current Fees of 10% or more unless such reduction is part of a generalized salary reduction affecting all of the executive officers of the Company; (2) a material diminution in your authority, duties, or responsibilities, (3) a material change in the geographic location at which you must perform services; or (4) the Company’s material breach of the terms of your service as set forth in this Agreement. No termination by you shall constitute a termination for Good Reason unless you give the Company notice of the condition constituting Good Reason within 30 days following the initial occurrence thereof (such notice must be signed by you, specifically identify the alleged breach and specifically refer to this section of this Agreement, the Company does not remedy the condition within 45 days of receiving such notice, and you actually terminate your service within 30 days following the expiration of the Company’s cure period.

●	Definitions: Except as otherwise provided in herein, defined terms in this Exhibit A will have the meanings set forth in the Public Company EIP.

●	General: Each award will be subject to the terms of the equity plan pursuant to which it is granted.

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